EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, February 14, 2012



CHICAGO, ILLINOIS - February 14, 2012 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2011 net sales and net earnings.

Fourth quarter 2011 net sales were $128,378,000 compared to $117,834,000 in fourth quarter 2010, an increase of $10,544,000 or 8.9%. Fourth quarter 2011 net earnings were $10,267,000 compared to $9,441,000 in fourth quarter 2010, and net earnings per share were $.18 and $.16 in fourth quarter 2011 and 2010, respectively, an increase of $.02 per share or 12%.

Twelve months 2011 net sales were $528,369,000 compared to $517,149,000 in twelve months 2010, an increase of $11,220,000 or 2.2%. Twelve months 2011 net earnings were $43,938,000 compared to $53,063,000 in twelve months 2010, and net earnings per share were $.76 and $.90 in twelve months 2011 and 2010, respectively, a decrease of $.14 per share or 16%.

Mr. Gordon said, "Fourth quarter 2011 net sales benefited from effective marketing and selling programs and sales price increases which were necessary to recover rising input costs. The increase in fourth quarter 2011 net earnings reflects the benefits of higher sales including price increases, however, net earnings were adversely affected by significantly higher ingredient costs as well as increased costs of packaging materials, manufacturing plant operations, delivery and freight, and administration expenses. The Company's fourth quarter 2011 net earnings per share benefited from Common Stock purchases in the open market resulting in fewer shares outstanding.

Twelve months 2011 sales and earnings benefited from the same factors and reasons as fourth quarter 2011 which are discussed above. Because most of the sales price increases in 2011 did not become effective until mid-fourth quarter 2011, the related favorable benefits were heavily weighted in the fourth quarter. Twelve months net earnings were also adversely affected by significantly higher input costs primarily relating to ingredients. Twelve month 2011 earnings per share also benefited from Common Stock purchases and fewer outstanding shares."

























                    TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                 DECEMBER 31, 2011 & DECEMBER 31, 2010

                                             FOURTH QUARTER ENDED
                                            2011              2010

Net Product Sales                      $ 128,378,000     $ 117,834,000

Net Earnings                           $  10,267,000     $   9,441,000

Net Earnings Per Share   *                 $ .18             $ .16

Average Shares Outstanding *              57,646,000        58,376,000


                                              TWELVE MONTHS ENDED
                                            2011              2010

Net Product Sales                      $ 528,369,000     $ 517,149,000

Net Earnings                           $  43,938,000     $  53,063,000

Net Earnings Per Share   *                 $ .76             $ .90

Average Shares Outstanding *              57,892,000        58,685,000


  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 7, 2011 and April 8, 2010.